UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2008

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 21, 2008, the Board of Directors of The Hartford Financial Services Group, Inc. (the "Company") appointed the current co-chief operating officer of Hartford Life Insurance Company ("Hartford Life"), Lizabeth H. Zlatkus, as Chief Financial Officer of the Company, effective May 1, 2008. A copy of the press release relating to Ms. Zlatkus's appointment is attached as Exhibit 99.1 to this Form 8-K.

Ms. Zlatkus, 49, joined the Company in 1983 and has held positions of increasing responsibility in finance, risk management and business operations. Ms. Zlatkus was named executive vice president of Hartford Life in March 2000, with overall profit-and-loss responsibility for Hartford Life’s Group Benefits Division. Ms. Zlatkus was named chief financial officer of Hartford Life in 2003 and was also given responsibility for actuarial, risk management and Hartford Life’s information technology area. In February 2006, she was named president of International Wealth Management and Group Benefits. Ms. Zlatkus is an Executive Vice President of the Company and has served as co-chief operating officer of the Company’s life operations since June 11, 2007.

For 2008, Ms. Zlatkus's base salary is $825,000, her target cash incentive award opportunity is $1,000,000 and her long-term incentive opportunity is $2,675,000. Actual cash incentive awards generally range from 0% and 200% of the target levels, depending on demonstrated company and individual performance relative to the established goals and objectives. The Company anticipates entering into an employment agreement with Ms. Zlatkus upon her assumption of the role of Chief Financial Officer. The Company anticipates the terms of that agreement will be substantially similar to those of the Company's other most-senior executive officers.

(e) Concurrent with the actions referred to in Item 5.02(c) above, the Compensation and Personnel Committee (the "Committee") of the Board of Directors approved a retention bonus for David Johnson, the Company's current Chief Financial Officer. The terms of the cash retention bonus provide that Mr. Johnson will receive a cash payment of $500,000 on June 15, 2008.

Item 7.01 Regulation FD Disclosure.

Officer Compensation

The Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated current executive officers (together, the "executive officers") of The Hartford Financial Services Group, Inc. (the "Company") receive (i) annual cash compensation in the form of base salaries and incentive compensation and (ii) long-term incentive awards in the form of stock options, performance shares and restricted stock units. For 2007, the Company’s executive officers were Ramani Ayer, Chairman and Chief Executive Officer; Thomas M. Marra, President and Chief Operating Officer; David M. Johnson, Executive Vice President and Chief Financial Officer; Neal S. Wolin, Executive Vice President of the Company and President and Chief Operating Officer, Property & Casualty; and John Walters, Executive Vice President of the Company and co-Chief Operating Officer, Hartford Life.

The Committee oversees and reviews the Company’s executive compensation policies and programs and approves the form and amount of compensation to be paid to executive officers. Each of the members of the Committee is independent of the Company and its management under the standards set forth in the Company’s Corporate Governance Guidelines and in accordance with the requirements of the listing standards of the New York Stock Exchange.

Achievement of Performance Objectives for the January 1, 2005 – December 31, 2007 Performance Period

On February 17, 2005, the Committee determined to give executives of the Company the opportunity to earn shares of common stock of the Company contingent on the Company's achieving one or more performance objectives over the January 1, 2005 – December 31, 2007 performance period established by the Committee ("2005 Performance Shares"). On February 21, 2008, based on the level of the Company’s performance relative to the pre-established performance objectives, the Committee determined to award a maximum payout amount to each participant. In accordance with the Company’s administrative procedures, portions of the awarded shares will be withheld to satisfy the statutory tax withholding obligations associated with the payout of the awards.

Information regarding the 2005 Performance Share payouts to each executive officer is set forth on Exhibit 99.2 attached hereto and incorporated herein by reference.

Annual Cash Compensation and Long-Term Incentive Awards

Set forth on Exhibit 99.2 attached hereto and incorporated herein by reference is information for each executive officer relating to: (i) the cash incentive award in respect of the year ended December 31, 2007; (ii) base salary information for 2008; and (iii) long-term incentive award determinations made by the Committee on February 21, 2008.

The Company intends to provide additional information regarding other compensation for the executive officers in respect of and during the year ended December 31, 2007 in the proxy statement for its 2008 Annual Meeting of Shareholders.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release of The Hartford Financial Services Group, Inc. dated February 25, 2008
99.2 Summary of Certain 2007-2008 Executive Compensation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

February 27, 2008	By:	/s/ Alan J. Kreczko

Name: Alan J. Kreczko
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of The Hartford Financial Services Group, Inc. dated February 25, 2008
99.2	Summary of Certain 2007-2008 Executive Compensation